Exhibit 99.1

Introduction

On April 30, 2025 (“Closing Date”), Amcor completed the merger with Berry Global Group Inc. (“Berry”) pursuant to the Merger Agreement. Under the terms of the Merger Agreement, Merger Sub merged with and into Berry, with Berry surviving as a wholly-owned subsidiary of Amcor. After consummation of the Merger, shares of Berry Common Stock (as defined below) were delisted from the New York Stock Exchange and are no longer publicly traded.

The following unaudited pro forma condensed combined balance sheet as of March 31, 2025, unaudited pro forma condensed combined statement of income for the year ended June 30, 2024, and unaudited pro forma condensed combined statement of income for the nine months ended March 31, 2025 (the “Pro Forma Financial Statements”) give effect to the Merger and related financing transactions (the “Financing Transactions”), which includes adjustments for the following:

Merger

•	addition of Berry’s historical financial information, adjusted to conform to Amcor’s fiscal year end;
•	reclassifications of Berry’s historical financial statements presentation to conform to Amcor’s presentation;
•	removal of historical financial results for Berry’s disposition of its Specialty Tapes business (“Specialty Tapes Business”). Berry has recast their historical financial statements to show their Health, Hygiene and Specialties Global Nonwovens and Films business (“HHNF Business”) as a discontinued operation. These businesses make up the majority of the Health, Hygiene and Specialties Segment (“HHS Segment”) in Berry’s historical statements of income;
•	reduction of Berry’s indebtedness to reflect transactions that Berry was required to undertake in connection with the consummation of the Merger;
•	application of the acquisition method of accounting under the provisions of Accounting Standards Codification (“ASC”) 805, Business Combinations, (“ASC 805”), and to reflect aggregate offer consideration of approximately $10.4 billion in exchange for 100% of all outstanding shares of Berry Common Stock; and
•	transaction costs in connection with the Merger.

Financing Transactions

•	Issuance of unsecured notes by Amcor;
•	bridge facility guaranteed by Amcor and certain subsidiary guarantors; and
•	repayment of certain of Berry’s outstanding indebtedness.

Amcor is providing the following Pro Forma Financial Statements to aid in the analysis of the financial aspects of the Merger. The Pro Forma Financial Statements have been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” and should be read in conjunction with the accompanying notes. The Pro Forma Financial Statements are based on Amcor’s and Berry’s historical financial information as adjusted to give effect to the Merger and the related Financing Transactions as if the transactions had been completed on March 31, 2025, with respect to the unaudited pro forma condensed combined balance sheet, and as of July 1, 2023, with respect to the unaudited pro forma condensed combined statement of income for the fiscal year ended June 30, 2024 and the unaudited pro forma condensed combined statement of income for the nine months ended March 31, 2025. Berry’s historical financial information has been adjusted to factor in the disposition of the Specialty Tapes Business as well as certain reclassification adjustments to align to the financial statement presentation of Amcor.

The Pro Forma Financial Statements are derived from, and should be read in conjunction with (i) Amcor’s quarterly report on Form 10-Q for the period ended March 31, 2025, filed on May 1, 2025, (ii) Amcor’s quarterly report on Form 10-Q for the period ended December 31, 2024, filed on February 5, 2025, (iii) Amcor’s quarterly report on Form 10-Q for the period ended September 30, 2024, filed on November 1, 2024, (iv) Amcor’s annual report on Form 10-K for the fiscal year ended June 30, 2024, filed on August 16, 2024, (v) Berry’s quarterly report on Form 10-Q for the period ended March 29, 2025, filed on April 30, 2025, (vi) Berry’s recast unaudited consolidated statements of income for the nine month periods ended June 29, 2024 and July 1, 2023, and (vii) Berry’s recast audited consolidated balance sheets as of September 28, 2024 and September 30, 2023 and recast audited consolidated statements of income and comprehensive income, cash flows, and changes in stockholders’ equity for each of the two years in the period ended September 28, 2024 and the notes related thereto on Form 8-K, filed on April 29, 2025.

The foregoing historical financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). The Pro Forma Financial Statements have been prepared based on the aforementioned historical and recast financial statements and the assumptions and adjustments as described in the notes to the Pro Forma Financial Statements.

The pro forma adjustments are based upon available information and methodologies that are factually supportable and directly attributable to the various transactions referred to above and do not reflect the costs of any integration activities or benefits that may result from realization of future revenue growth or operational synergies expected to result from the Merger. Amcor has performed a preliminary accounting policy review in preparing these Pro Forma Financial Statements. Amcor will perform a detailed analysis of Berry’s accounting policies and make any necessary adjustments to conform accounting policies. The pro forma adjustments are based upon information currently available and certain assumptions as described in the accompanying notes to the Pro Forma Financial Statements, which Amcor’s management believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the accompanying Pro Forma Financial Statements.

The Pro Forma Financial Statements are presented for illustrative purposes only and do not purport to represent Amcor’s actual consolidated balance sheet or consolidated statements of income had the transactions referred to above been consummated on the dates assumed or to project the consolidated balance sheet or consolidated statements of income of the combined company after consummation of the Merger for any future date or period.

Unless otherwise noted, the Pro Forma Financial Statements and adjustments are presented in millions. In addition, no adjustments have been made to the Pro Forma Financial Statements related to past commercial activities between Amcor and Berry as these transactions have been determined to be immaterial.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of March 31, 2025

($ in millions)

	Historical Amcor As of March 31, 2025	Berry As Adjusted As of March 29, 2025 (Footnote 4)	Debt Financing Transactions Accounting Adjustments (Footnote 5)	Reference	Merger Transaction Accounting Adjustments (Footnote 5)	Reference	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$2,045	$483	$318	(a), (b), (c)	$(428)	(e), (g)	$2,418
Trade receivables, net of allowance for credit losses	1,969	1,284	-		-		3,253
Inventories, net:
Raw materials and supplies	928	504	-		-		1,432
Work in process and finished goods	1,214	870	-		133	(f)	2,217
Prepaid expenses and other current assets	546	172	-		-		718
Total current assets	6,702	3,313	318		(295)		10,038
Non-current assets:
Property, plant and equipment, net	3,696	3,534	-		141	(f)	7,371
Operating lease assets	529	567	-		-		1,096
Deferred tax assets	168	110	-		-		278
Other intangible assets, net	1,283	1,177	-		4,138	(f)	6,598
Goodwill	5,304	4,173	-		2,627	(d), (e), (f), (i)	12,104
Employee benefit assets	34	22	-		-		56
Other non-current assets	326	8	-		-		334
Total non-current assets	11,340	9,591	-		6,906		27,837
Total assets	$18,042	$12,904	$318		$6,611		$37,875

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$9	$1,535	$-		$-		$1,544
Short-term debt	150	-	-		-		150
Trade payables	2,339	1,080	-		-		3,419
Accrued employee costs	315	190	-		(23)	(e)	482
Other current liabilities	1,127	819	2	(c)	-		1,948
Total current liabilities	3,940	3,624	2		(23)		7,543
Non-current liabilities:
Long-term debt, less current portion	8,638	5,444	408	(a), (b)	17	(f)	14,507
Operating lease liabilities	447	468	-		-		915
Deferred tax liabilities	550	252	(2)	(c)	874	(i)	1,674
Employee benefit obligations	198	157	-		-		355
Other non-current liabilities	410	483	(82)	(c)	111	(f)	922
Total non-current liabilities	10,243	6,804	324		1,002		18,373
Total liabilities	$14,138	$10,428	$326		$979		$25,916

Shareholders’ equity:
Ordinary shares ($0.01 par value)
Authorized (9,000 million shares)
Issued (1,445 million shares, respectively)	$14	$1	$-		$8	(d), (e)	$23
Additional paid-in-capital	4,055	1,403	-		6,768	(d), (e), (h)	12,226
Retained earnings	881	1,269	(8)	(b)	(1,341)	(d), (g), (h)	801
Accumulated other comprehensive loss	(1,092)	(197)	-		197	(d)	(1,092)
Treasury shares (1 million shares, respectively)	(7)	-	-		-		(7)
Total Amcor shareholders’ equity	3,851	2,476	(8)		5,632		11,951
Non-controlling interest	8	-	-		-		8
Total shareholders’ equity	3,859	2,476	(8)		5,632		11,999
Total liabilities and shareholders' equity	$18,402	$12,904	$318		$6,611		$37,875

The accompanying notes are an integral part of these Pro Forma Financial Statements

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Year Ended June 30, 2024

($ in millions, except per share data)

	Amcor Year Ended June 30, 2024	Berry As Adjusted Year Ended June 29, 2024 (Footnote 4)	Debt Financing Transactions Accounting Adjustments (Footnote 5)	Reference	Merger Transaction Accounting Adjustments (Footnote 5)	Reference	Pro Forma Combined
Net sales	$13,640	$9,681	$-		$-		$23,321
Cost of sales	(10,928)	(7,745)	-		(133)	(ee)	(18,806)

Gross profit	2,712	1,936	-		(133)		4,515

Selling, general and administrative expenses	(1,260)	(891)	-		(278)	(ee), (gg)	(2,429)
Research and development expenses	(106)	(58)	-		-		(164)
Restructuring, impairment, and other related activities, net	(97)	(141)	-		(107)	(ff)	(345)
Other income/(expenses), net	(35)	-	-		-		(35)

Operating income	1,214	846	-		(518)		1,542

Interest income	38	29	-		-		67
Interest expense	(348)	(197)	(87)	(aa), (bb), (cc)	(38)	(ee)	(670)
Other non-operating income, net	3	(27)	(19)	(aa), (bb)	-		(43)

Income before income taxes and equity in loss of affiliated companies	907	651	(106)		(555)		897

Income tax expense	(163)	(77)	27	(dd)	94	(hh)	(119)
Equity in loss of affiliated companies, net of tax	(4)	-	-		-		(4)

Net income	$740	$574	$(79)		$(461)		$774
	-	-	-		-		-
Net income attributable to non-controlling interests	(10)	-	-		-		(10)

Net income attributable to Amcor plc	$730	$574	$(79)		$(461)		$764

Earnings per share:
Basic earnings per share	$0.51						$0.33
Diluted earnings per share	$0.51						$0.33

The accompanying notes are an integral part of these Pro Forma Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Nine Months Ended March 31, 2025

($ in millions, except per share data)

	Amcor Nine Months Ended March 31, 2025	Berry As Adjusted Nine Months Ended March 29, 2025 (Footnote 4)	Debt Financing Transactions Accounting Adjustments (Footnote 5)	Reference	Merger Transaction Accounting Adjustments (Footnote 5)	Reference	Pro Forma Combined
Net sales	$9,927	$7,308	$-		$-		$17,235
Cost of sales	(7,988)	(5,842)	-				(13,830)

Gross profit	1,939	1,466	-				3,405

Selling, general, and administrative expenses	(913)	(710)	-		(183)	(eee), (fff)	(1,806)
Research and development expenses	(82)	(42)	-		-		(124)
Restructuring, transaction and integration expenses	(71)	55	-		-		(16)
Other income/(expenses), net	49	-	-		-		49

Operating income	922	769	-		(183)		1,508

Interest income	30	23	-		-		53
Interest expense	(252)	(224)	(20)	(aaa), (bbb), (ccc)	-		(496)
Other non-operating income/(expenses), net	(3)	(5)	-		-		(8)

Income before income taxes and equity in income/(loss) of affiliated companies	697	563	(20)		(183)		1,057

Income tax expense	(141)	(150)	5	(ddd)	38	(ggg)	(248)
Equity in income/(loss) of affiliated companies, net of tax	1	-	-		-		1

Net income	$557	$413	$(15)		$(145)		$810

Net income attributable to non-controlling interests	(7)	-	-		-		(7)

Net income attributable to Amcor plc	$550	$413	$(15)		$(145)		$803

Earnings per share:
Basic earnings per share	$0.38						$0.35
Diluted earnings per share	$0.38						$0.34

The accompanying notes are an integral part of these Pro Forma Financial Statements.

NOTES TO PRO FORMA FINANCIAL STATEMENTS

1.	DESCRIPTION OF THE TRANSACTIONS

Merger

On April 30, 2025 (“Closing Date”), Amcor completed the acquisition of 100% of the outstanding common equity of Berry Global Group Inc. (“Berry”). The Merger was completed pursuant to the Merger Agreement with Berry dated November 19, 2024. The preliminary purchase price of the Merger consisted of equity consideration of $8.2 billion, based on the conversion of each issued and outstanding share of common stock, $0.01 par value per share, of Berry (“Berry Common Stock”) to 7.25 fully paid and non-assessable ordinary shares, par value $0.01 per share, of Amcor (“Amcor Ordinary Shares”) as of the effective time of the Merger (the “Effective Time”), and debt required to be repaid upon consummation of the Merger with a face value of $2.2 billion. For the purposes of these Pro Forma Financial Statements, Amcor calculated the equity purchase price using the actual shares converted to Amcor Ordinary Share at the close of business on April 30, 2025.

Financing Transactions

Amcor issued unsecured notes (the “Notes” and such issuance of Notes, the “Debt Financing”) on March 17, 2025, prior to the completion of the Merger, to repay certain of Berry’s outstanding debt facilities and derivative contracts which became payable pursuant to change of control provisions, upon consummation of the Merger (the “Specified Berry Indebtedness Refinancing”). Amcor also entered into a commitment letter (the “Debt Commitment Letter”), with Goldman Sachs Bank USA, UBS AG, Stamford Branch, UBS Securities LLC and certain other financial institutions (the “Lenders”), pursuant to which the Lenders committed to provide a bridge facility up to $1.75 billion (the “Bridge Facility”) to provide sufficient funding for the Specified Berry Indebtedness Refinancing in the event that the Notes were not issued in time. Following the issuance of the Notes, the commitment for the Bridge Facility was terminated.

Berry’s historical debt consisted of $7.0 billion as of March 31, 2025, of which approximately $5.2 billion was acquired in the Merger. An additional $1.8 billion was repaid upon consummation of the Merger using the proceeds from the Debt Financing and available cash resources.

2.	BASIS OF PRESENTATION

The Pro Forma Financial Statements have been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” and should be read in conjunction with the accompanying notes. The Pro Forma Financial Statements are based on Amcor’s and Berry’s historical financial information as adjusted to give effect to the Merger and the Financing Transactions as if each of these transactions had been completed on March 31, 2025 with respect to the unaudited pro forma condensed combined balance sheet, and as of July 1, 2023 with respect to the unaudited pro forma condensed combined statement of income for the fiscal year ended June 30, 2024 and the unaudited pro forma condensed combined statement of income for the nine months ended March 31, 2025. Amcor’s 2024 fiscal year ended on June 30, 2024, while Berry’s 2024 fiscal year ended on September 28, 2024. As a result of Berry having a different fiscal period-end than Amcor, the Pro Forma Financial Statements have been prepared as follows:

•	the unaudited pro forma condensed combined balance sheet as of March 31, 2025 combines the unaudited consolidated balance sheet of Amcor as of March 31, 2025, and the unaudited consolidated balance sheet of Berry as of March 29, 2025. Amcor’s management has determined the two-day gap between the date of the Berry historical financial information and March 31, 2025 to be immaterial.

•	the unaudited pro forma condensed combined statement of income for the fiscal year ended June 30, 2024 combines the audited consolidated statement of income of Amcor for the fiscal year ended June 30, 2024, and the unaudited consolidated statement of income of Berry for the year ended June 29, 2024. The unaudited consolidated statement of income of Berry for the year ended June 29, 2024 was derived by combining the recast audited results for the year ended September 30, 2023 and the recast unaudited results for the nine months ended June 29, 2024, less the recast unaudited results for the nine months ended July 1, 2023. Amcor’s management has determined the one-day gap between the date of the Berry historical financial information and June 30, 2024 to be immaterial.

•	the unaudited pro forma condensed combined statement of income for the nine months ended March 31, 2025 combines the unaudited consolidated statement of income of Amcor for the nine months ended March 31, 2025, and the unaudited consolidated statement of income of Berry for the nine months ended March 29, 2025. The unaudited consolidated statement of income for Berry was derived by combining the recast audited results for the year ended September 28, 2024 and the unaudited results for the six months ended March 29, 2025 less the recast unaudited results for the nine months ended June 29, 2024. Amcor’s management has determined the two-day gap between the date of the Berry historical financial information and March 31, 2025 to be immaterial.

Refer to Note 4, Reclassification of Berry’s Consolidated Balance Sheet and Statement of Income and HHS Segment Disposal, for further details on the aggregation of the historical financial statements of Berry.

The historical financial statements have been prepared in accordance with U.S. GAAP. The Pro Forma Financial Statements have been prepared based on the aforementioned historical financial statements and the assumptions and adjustments as described in Note 4, Reclassification of Berry’s Consolidated Balance Sheet and Statement of Income and HHS Segment Disposal and Note 5, Adjustments to the Pro Forma Financial Statements of these Pro Forma Financial Statements. The pro forma adjustments are based upon reported available information and methodologies that are factually supportable and directly attributable to the Merger and the Financing Transactions and do not reflect the costs of any integration activities or benefits that may result from realization of future revenue growth or operational synergies expected to result from the Merger.

The accounting policies used in the preparation of the Pro Forma Financial Statements are those described in Amcor’s audited consolidated financial statements as of and for the year ended June 30, 2024 and subsequent unaudited interim periods incorporated by reference in this Form 8-K/A. Amcor has performed a preliminary review of Berry’s accounting policies to determine whether any adjustments were necessary to achieve comparability in the Pro Forma Financial Statements. Currently, Amcor is not aware of any material differences between the accounting policies of Amcor and Berry that would continue to exist subsequent to the application of acquisition accounting.

Reclassification adjustments have been made to the historical presentation of Berry to conform to the financial statement presentation of Amcor for the unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statements of income. Refer to Note 4, Reclassification of Berry’s Consolidated Balance Sheet and Statement of Income and HHS Segment Disposal for further details on the reclassification adjustments.

Accounting for the Merger

The Pro Forma Financial Statements have been prepared assuming the Merger is accounted for using the acquisition method of accounting under ASC 805 with Amcor as the acquiring entity. In accordance with ASC 805, the purchase price of Berry is allocated to the underlying tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values, as determined in accordance with ASC 820, Fair Value Measurements (“ASC 820”), as of the acquisition date. The excess of the purchase price over the estimated fair values of the net assets acquired, if applicable, will be recorded as goodwill.

ASC 820 defines fair value, establishes a framework for measuring fair value, and sets forth a fair value hierarchy that prioritizes and ranks the level of observability of inputs used to develop the fair value measurements. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for a non-financial asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective, and it is possible that other professionals applying reasonable judgment to the same facts and circumstances could develop and support a range of alternative estimated amounts.

The Merger Agreement provides for the conversion of certain of Berry employees’ share-based awards to Amcor awards. Amcor has included preliminary estimates for the impact of these conversions to calculate the estimated total purchase consideration and earnings per share. The estimated value of the replacement awards as of March 31, 2025, the date of the unaudited pro forma condensed combined balance sheet, is $356 million. The consideration for the business combination includes $96 million for restricted share units and $214 million for stock options when the acquiree’s awards were substituted by the replacement awards, which relate to past service, for an aggregate amount of $310 million included in additional paid-in capital. The balance is attributed to post-acquisition compensation cost.

Berry’s HHS Segment is comprised solely of the HHNF Business and Specialty Tapes Business. On November 4, 2024, Berry announced the completion of the spin-off and merger of its HHNF Business with Glatfelter Corporation, resulting in the creation of Magnera Corporation. In accordance with U.S. GAAP, the financial position and results of operations of the HHNF Business are presented as discontinued operations and, as such, have been excluded from continuing operations as of and for the quarter ended March 29, 2025. In February 2025, Berry announced the completion of the sale of its Specialty Tapes Business to Nautic Partners. In accordance with U.S. GAAP, the financial position and results of operations of the Specialty Tapes Business did not meet the requirements to be presented as discontinued operations for the quarter ended March 29, 2025. Amcor has made adjustments to remove the disposed businesses from Berry’s historical financial statements and reflected repayment of indebtedness paid down with the proceeds of the disposals in these Pro Forma Financial Statements

Accounting for the Financing Transactions

Amcor issued $2.2 billion in unsecured Notes (the “Notes”) in a 144A offering prior to the consummation of the Merger. The Debt Financing carries a weighted-average interest rate of approximately 5.14%. The Debt Financing costs were approximately $13.6 million. In addition to the Debt Financing, Amcor secured commitments for a Bridge Facility from the Lenders to ensure sufficient liquidity to fund the Specified Berry Indebtedness Refinancing in the event that the Debt Financing was not consummated or proceeds sufficient to fund the Specified Berry Indebtedness Refinancing were not received from the Debt Financing by the Effective Time. Amcor paid a bridge commitment fee to secure the Bridge Facility. Following the issuance of the Notes, the commitment for the Bridge Facility was terminated. Debt Financing costs are reflected as a discount to the carrying value of long-term debt, amortized into interest expense over the terms of the Notes and commitment fees are expensed in the unaudited pro forma condensed combined statement of income for the year ended June 30, 2024.

The Merger triggered change in control provisions on certain of Berry’s outstanding debt facilities that required the repayment of such indebtedness and the settlement of associated derivative contracts at close. For the purposes of these Pro Forma Financial Statements, Amcor’s management has considered the derecognition of this debt to be an extinguishment under ASC 470-50, Debt Modifications and Exchanges. Amcor’s management has given pro forma effect to each of these transactions in the Pro Forma Financial Statements.

3.            Preliminary Fair Value Estimate of Purchase Price Allocation to Assets Acquired and Liabilities ASSUMED from the Merger

The following table summarizes the total consideration for the Merger for the purposes of the Pro Forma Financial Statements. The purchase consideration below (in thousands, except per share amounts) is comprised of equity consideration of approximately $8.2 billion and the face value of debt of approximately $2.2 billion required to be repaid upon consummation of the Merger. For the purposes of these Pro Forma Financial Statements, the equity consideration is determined based on a price per Amcor Ordinary Share of $9.33 and outstanding shares of Berry Common Stock of approximately 121 million. In addition to the purchase consideration below, approximately $5.2 billion of debt was assumed by Amcor and is included in the unaudited pro forma condensed combined balance sheet.

(in thousands, except Common Stock outstanding and exchange ratio)
Shares of Berry Common Stock outstanding		121,324,681	[1]
Exchange ratio		7.25
Amcor Ordinary Share price as of April 29, 2025	x	9.33
Total equity consideration		$8,206,705
Debt repaid upon consummation of the Merger		2,190,054
Total purchase consideration		$10,396,759

1 Shares of Berry Common Stock outstanding used in the purchase consideration calculation consists of approximately 116.8 million shares of outstanding Berry Common Stock and the conversion of approximately 4.5 million Berry share-based awards which vested immediately prior to the consummation of the Merger to Amcor Ordinary Shares.

The following table summarizes the allocation of the total purchase price of the Merger to the estimated fair values of the assets acquired and liabilities assumed (in millions):

Assets acquired:
Cash and cash equivalents	$483
Trade receivables	1,284
Inventories	1,507
Prepaid expenses and other current assets	172
Property, plant and equipment, net	3,675
Operating lease assets	567
Goodwill	6,800
Customer relationships	4,955
Trademarks	43
Developed technology	317
Deferred tax assets	110
Employee benefit assets	22
Other non-current assets	8
Total assets acquired	$19,944

Liabilities assumed:
Current portion of long-term debt	$1,535
Trade payables	1,080
Accrued employee costs	167
Other current liabilities	821
Long-term debt, less current portion	3,683
Operating lease liabilities	468
Deferred tax liabilities	1,124
Employee benefit obligations	157
Other non-current liabilities	512
Total liabilities assumed	$9,547

The fair values of inventory, intangible assets, and property, plant and equipment have been estimated based on third-party preliminary studies utilizing currently available but limited financial forecasts and publicly available information from comparable transactions. The allocation of the total consideration to the tangible and identifiable intangible assets acquired and liabilities assumed is preliminary until Amcor obtains final information regarding their fair values. The primary items that generated the goodwill recognized were the premiums paid by Amcor for the future earnings potential of Berry and the value of its assembled workforce that do not qualify for separate recognition. The estimated useful lives of the customer relationships, trademarks, and other intangibles/developed technology acquired are 13 years, 2 years and 5.5 years, respectively. The preliminary purchase price adjustments for property, plant, and equipment, net included adjustments to land which has an indefinite useful life and adjustments to all other acquired fixed assets, along with related assumptions as to their remaining useful lives.

4.	Reclassification of Berry’s Consolidated Balance Sheet and Statement of Income and HHS Segment Disposal

The table below sets forth the historical balance sheet for Berry, giving pro forma effect to presentation adjustments and transactions that occurred prior to the closing of the Merger.

RECLASSIFIED CONDENSED CONSOLIDATED BALANCE SHEET

As of March 29, 2025

($ in millions)

	Historical Berry As of March 29, 2025	Reclassification Adjustments A	Berry As Adjusted As of March 29, 2025
Assets
Cash and cash equivalents	$483	$-	$483
Trade receivables, net of allowance for credit losses	-	1,284	1,284
Accounts receivable	1,284	(1,284)	-
Finished goods	870	(870)	-
Inventories, net:
Raw materials and supplies	504	-	504
Work in process and finished goods	-	870	870
Prepaid expenses and other current assets	172	-	172
Current assets of discontinued operations	-	-	-
Total current assets	3,313	-	3,313

Property, plant and equipment	3,534	(3,534)	-
Property, plant and equipment, net	-	3,534	3,534
Operating lease assets	-	567	567
Deferred tax assets	-	110	110
Other intangible assets, net	-	1,177	1,177
Goodwill	-	4,173	4,173
Employee benefit assets	-	22	22
Goodwill and intangible assets	5,350	(5,350)	-
Right of use assets	567	(567)	-
Other assets	118	(118)	-
Other non-current assets	-	8	8
Total non-current assets	9,569	22	9,591
Total assets	$12,882	$22	$12,904

Liabilities and Shareholders’ Equity
Accounts payable	$1,080	$(1,080)	$-
Short-term debt	-	-	-
Trade payables	-	1,080	1,080
Accrued employee costs	190	-	190
Other current liabilities	819	-	819
Current portion of long-term debt	1,535	-	1,535
Current liabilities of discontinued operations	-	-	-
Total current liabilities	3,624	-	3,624

Long-term debt	5,444	(5,444)	-
Long-term debt, less current portion	-	5,444	5,444
Deferred income taxes	252	(252)	-
Deferred tax liabilities	-	252	252
Employee benefit obligations	135	22	157
Operating lease liabilities	468	-	468
Other long-term liabilities	483	(483)	-
Other non-current liabilities	-	483	483
Total non-current liabilities	6,782	22	6,804
Total liabilities	$10,406	$22	$10,428

Shareholders’ equity:
Common stock (116.5 and 115.0 million shares issued, respectively)	$1	$(1)	$-
Ordinary shares ($0.01 par value)
Authorized (9,000 million shares)
Issued (1,445 million shares, respectively)	-	1	1
Additional paid-in-capital	1,403	-	1,403
Retained earnings	1,269	-	1,269
Accumulated other comprehensive loss	(197)	-	(197)
Treasury shares (1 million shares, respectively)	-	-	-
Total shareholders’ equity	2,476	-	2,476
Non-controlling interest	-	-	-
Total shareholders’ equity	2,476	-	2,476
Total liabilities and shareholders’ equity	$12,882	$22	$12,904

Reclassification and Other Adjustments

A            Adjustments to align Berry’s financial statement captions to Amcor’s presentation.

The table below sets forth the historical statement of income for Berry, giving pro forma effect to presentation adjustments and transactions that occurred prior to the closing of the Merger.

RECLASSIFIED AND ADJUSTED CONSOLIDATED STATEMENT OF INCOME

For the Year Ended June 29, 2024

($ in millions)

	[A]	[B]	[C]	[A] - [B] + [C] = [D]	[E]	[D] + [E] = [F]	[G]	[H]	[I]	[F] + [G] + [H] = [I]
	Historical Recast Berry Year Ended September 30, 2023	Historical Recast Berry Nine Months Ended July 1, 2023	Historical Berry Recast Nine Months Ended June 29, 2024	Historical Berry Year Ended June 29, 2024	Reclassification Adjustments A	Berry Reclassified Year Ended June 29, 2024	Adjustment for Specialty Tapes Disposal B	Adjustment for First Lien Notes Matured C	Adjustment for Term Loan paid prior to Close D	Berry As Adjusted Year Ended June 29, 2024
Net sales	$10,410	$7,850	$7,460	$10,020	$-	$10,020	$(339)	$-	$-	$9,681
Cost of sales	-	-	-	$-	(8,009)	(8,009)	264	-	-	$(7,745)
Cost and expenses:
Cost of goods sold	(8,372)	(6,360)	(5,997)	$(8,009)	8,009	-	-	-	-	$-
Selling, general and administrative	(776)	(586)	(582)	$(772)	772	-	-	-	-	$-
Amortization of intangibles	(192)	(143)	(141)	$(190)	190	-	-	-	-	$-
Business consolidation and transaction activities	(78)	(56)	(115)	$(137)	137	-	-	-	-	$-
Selling, general and administrative expenses	-	-	-	$-	(901)	(901)	10	-	-	$(891)
Research and development expenses	-	-	-	$-	(61)	(61)	3	-	-	$(58)
Restructuring, impairment, and other related activities, net	-	-	-	$-	(137)	(137)	(4)	-	-	$(141)
Other income/(expenses), net	-	-	-	$-	-	-	-	-	-	$-

Operating income	992	705	625	$912	-	912	(66)	-	-	$846

Other expense	(33)	(15)	(9)	$(27)	27	-	-	-	-	$-
Interest income	-	-	-	$-	29	29	-	-	-	$29
Interest expense	(307)	(229)	(222)	$(300)	(29)	(329)	3	8	121	$(197)
Other non-operating income, net	-	-	-	$-	(27)	(27)	-	-	-	$(27)

Income before income taxes	652	461	394	$585	-	585	(63)	8	121	$651

Income tax expense	(102)	(100)	(61)	$(63)	-	(63)	13	(2)	(25)	$(77)
Equity in loss of affiliated companies, net of tax	-	-	-	$-	-	-	-	-	-	$-

Income from continuing operations	$550	$361	$333	$522	$-	$522	$(50)	$6	$96	$574

Discotinued operations
Income from discontinued operations	90	76	41	$55	-	55	(55)	-	-	$-
Income tax expense	(31)	(14)	(6)	$(23)	-	(23)	23	-	-	$-

Net Income on discontinued operations	$59	$62	$35	$32	$-	$32	$(32)	$-	$-	$-

Net income attributable to non-controlling interests	-	-	-	$-	-	-	-	-	-	$-

Net income attributable to parent	$609	$423	$368	$554	$-	$554	$(82)	$6	$96	$574

Reclassification and Other Adjustments

A            Adjustments to align Berry’s financial statement captions to Amcor’s presentation.

B            Adjustments to remove balances attributable to Specialty Tapes, which was part of the HHS Segment prior to disposition. An effective tax rate of approximately 21% was applied to pre-tax income.

C            Represents a decrease in interest expense of $8 million and a related $2 million increase in income tax expense at an effective tax rate of approximately 21%, resulting from repayment of Berry’s 1.00% First Priority Senior Secured Notes that matured in January 2025.

D            Represents a decrease in interest expense of $121 million and a related $25 million increase in income tax expense at an effective tax rate of approximately 21%, as a result of the repayment of outstanding indebtedness under Berry’s existing term loan facilities prior to the close of the Merger.

The table below sets forth the historical statement of income for Berry, giving pro forma effect to presentation adjustments and transactions that occurred prior to the closing of the Merger.

RECLASSIFIED AND ADJUSTED CONSOLIDATED STATEMENT OF INCOME

For the Nine Months Ended March 29, 2025

($ in millions)

	[A]	[B]	[C]	[A] - [B] +[C] = [D]	[E]	[D] + [E] = [F]	[G]	[G]	[H]	[F] + [G] + [H] = [I]
	Historical Recast Berry Year Ended September 28, 2024	Historical Recast Berry Nine Months Ended June 29, 2024	Historical Berry Six Months Ended March 29, 2025	Historical Berry Nine Months Ended March 29, 2025	Reclassification Adjustments A	Berry Reclassified Nine Months Ended March 29, 2025	Adjustment for Specialty Tapes Disposal B	Adjustment for First Lien Notes Matured C	Adjustment for Term Loan paid prior to Close D	Berry As Adjusted Nine Months Ended March 29, 2025
Net sales	$10,071	$7,460	$4,905	$7,516	$-	$7,516	$(208)	$-	$-	$7,308
Cost of sales	-	-	-	-	(6,005)	(6,005)	163	-	-	(5,842)
Cost and expenses:
Cost of goods sold	(8,055)	(5,997)	(3,947)	(6,005)	6,005	-	-	-	-	-
Selling, general and administrative	(784)	(582)	(423)	(625)	625	-	-	-	-	-
Amortization of intangibles	(186)	(141)	(90)	(135)	135	-	-	-	-	-
Restructuring and transaction activities	-	-	-	-	-	-	-	-	-	-
Business consolidation and other activities	(160)	(115)	98	53	(53)	-	-	-	-	-
Selling, general, and administrative expenses	-	-	-	-	(717)	(717)	7	-	-	(710)
Research and development expenses	-	-	-	-	(43)	(43)	1	-	-	(42)
Restructuring, transaction and integration expenses	-	-	-	-	53	53	2	-	-	55
Other income/(expenses), net	-	-	-	-	-	-	-	-	-	-

Operating income	886	625	543	804	-	804	(35)	-	-	769
			-
Other (expense) / income	(24)	(9)	10	(5)	5	-	-	-	-	-
Interest income	-	-	-		23	23	-	-	-	23
Interest expense	(307)	(222)	(148)	(233)	(23)	(256)	1	5	26	(224)
Other non-operating income/(expenses), net	-	-	-	-	(5)	(5)	-	-	-	(5)

Income before income taxes	555	394	405	566	-	566	(34)	5	26	563
				-
Income tax expense	(84)	(61)	(128)	(151)	-	(151)	7	(1)	(5)	(150)
Equity in income/(loss) of affiliated companies, net of tax	-	-	-	-	-	-	-	-	-	-

Net income from continuing operations	$471	$333	$277	$415	$-	$415	$(27)	$4	$21	$413

Income from discontinued operations	56	41	(74)	(59)	-	(59)	59	-	-	-
Income tax (expense) benefit	(11)	(6)	4	(1)	-	(1)	1	-	-	-
Net Loss on discontinued operations	$45	$35	$(70)	$(60)	$-	$(60)	$60	$-	$-	$-

Net income attributable to non-controlling interests	-	-	-	-	-	-	-	-	-	-
			-	-
Net income attributable to parent	$516	$368	$207	$355	$-	$355	$33	$4	$21	$413

Reclassification and Other Adjustments

A            Adjustments to align Berry’s financial statement captions to Amcor’s presentation.

B            Adjustments to remove balances attributable to the Specialty Tapes, which was part of the HHS Segment prior to disposition. An effective tax rate of approximately 21% was applied to pre-tax income.

C            Represents a decrease in interest expense of $5 million and a related $1 million increase in income tax expense at an effective tax rate of approximately 21% resulting from repayment of Berry’s 1.00% First Priority Senior Secured Notes that matured in January 2025.

D            Represents a decrease in interest expense of $26 million and a related $5 million increase in income tax expense at an effective tax rate of approximately 21% as a result of the repayment of outstanding indebtedness under Berry’s existing term loan facilities prior to the close of the Merger.

5.	ADJUSTMENTS TO the PRO FORMA financial statements

Adjustment to the Unaudited Pro Forma Condensed Combined Balance Sheet

The pro forma adjustments to the unaudited pro forma condensed combined balance sheet as of March 31, 2025, are as follows:

Financing Transactions Accounting Adjustments

(a)	Represents proceeds from the Debt Financing of $2,186 million consisting of $2,200 million gross proceeds net of $14 million of debt issuance costs.

(b)	Represents repayment of $1,786 million principal amount of Berry debt, consisting of a net book value of $1,778 million in long-term debt that was repaid upon consummation of the Merger. Long-term debt is net of $8 million in unamortized capitalized debt issuance costs that were charged to expense in the unaudited pro forma condensed combined statement of income for the year ended June 30, 2024.

(c)	Represents cash settlement of $82 million to settle Berry’s outstanding derivative liabilities of $82 million. Further, this represents an adjustment for the derecognition of the deferred tax liabilities related to the derivatives of $2 million and the recognition of income taxes payable of $2 million.

Merger Transaction Accounting Adjustments

(d)	Represents the elimination of Berry’s pre-combination equity balances.

(e)	Represents $8,207 million in equity consideration to effect the Merger consisting of $9 million in Amcor Ordinary Shares and $8,198 million in additional paid-in-capital, $321 million in cash consideration for the increase in the fair value of Berry debt and additional draws on debt between March 31, 2025 and the Closing Date, and the removal of $23 million of Berry liability classified equity awards which were replaced with Amcor equity awards as part of the Merger.

(f)	Represents adjustments to record the fair values of work in process and finished goods inventory, intangible assets, and property, plant, and equipment, net, debt, and currency swaps acquired in the amount of $133 million, $4,138 million, $141 million, $17 million, and $111 million, respectively. Refer to Note 3, Preliminary Fair Value Estimate of Purchase Price Allocation to Assets Acquired and Liabilities Assumed from the Merger for details of the purchase price allocation.

(g)	Represents $107 million in Amcor’s advisory, brokerage, legal, and other transaction-related expenses related to the Merger that are not reflected in the historical financial statements.

(h)	Represents $27 million of one-time incremental share-based expense recognized related to the replacement share-based awards issued to continuing employees as part of the Merger.

(i)	Represents a net $874 million increase to deferred tax liabilities resulting from a $927 million increase to deferred tax liability resulting from fair value adjustments of assets acquired, utilizing an estimated blended statutory rate of approximately 21%, and a $32 million increase to deferred tax liability resulting from fair value adjustments of liabilities assumed, utilizing an estimated statutory rate of 25%. The estimated blended statutory rates are preliminary and could be different depending on post-acquisition activities, the geographical mix of income and changes in tax law. Additionally, there is an $85 million decrease to deferred tax liability to remove Berry’s existing deferred tax liability associated with goodwill.

(j)	Goodwill is calculated as the difference between the fair value of the purchase consideration and the estimated fair value of the identifiable tangible and intangible assets acquired and liabilities assumed. The pro forma adjustment to goodwill is calculated as follows:

(in millions)	As of March 31, 2025
Goodwill	$6,800
Historical Berry goodwill	(4,173)
Pro forma adjustment	$2,627

Adjustment to the Unaudited Pro Forma Condensed Combined Statement of Income for the year ended June 30, 2024

The pro forma adjustments included in the unaudited pro forma condensed combined statement of income for the year ended June 30, 2024, are as follows:

Financing Transactions Accounting Adjustments

(aa)	Represents an increase in interest expenses of $115 million related to the Debt Financing, with a 5.14% weighted average annual interest rate, and $11 million in loss on debt extinguishment related to the termination of the Bridge Facility.

(bb)	Represents a decrease in interest expense of $111 million on Berry’s debt that was repaid upon consummation of the Merger and a related $8 million loss on debt extinguishment.

(cc)	Represents a $83 million increase in interest expense to remove the impact of Berry’s historical swaps that were settled prior to the Merger.

(dd)	Represents a $27 million decrease in income tax expenses for the income tax impact of the Financing Transactions utilizing an estimated statutory rate of 25%. The estimated statutory rate is preliminary and could be different depending on post-acquisition activities, the geographical mix of income and changes in tax law.

Merger Transaction Accounting Adjustments

(ee)	Represents expenses related to fair-value adjustments including: $271 million of selling, general and administrative expense for intangible asset amortization, $133 million in cost of sales attributable to the fair value adjustment on acquired inventory, and $38 million in interest expense attributable to the fair value adjustment on acquired debt.

(ff)	Represents $107 million in Amcor’s advisory, brokerage, legal, and other transaction-related expenses related to the Merger that are not reflected in the historical financial statements.

(gg)	Represents a $7 million adjustment for the difference between Berry’s historical share-based compensation expense and the estimated share-based compensation expense related to replacement awards issued to continuing employees as part of the Merger. The fair value of the replacement share-based awards, including stock options and restricted stock units, will be recognized ratably over post-combination expense service periods ranging from two to three years.

(hh)	Represents a $94 million decrease in income tax expense for the income tax impact of pro forma adjustments included in the unaudited pro forma condensed combined statement of income (adjusted for non-deductible acquisition costs) utilizing an estimated blended statutory rate of approximately 21%. The estimated blended statutory rate is preliminary and could be different depending on post-acquisition activities, the geographical mix of income and changes in tax law.

Adjustment to the Unaudited Pro Forma Condensed Combined Statement of Income for the nine months ended March 31, 2025

The pro forma adjustments included in the unaudited pro forma condensed combined statement of income for the nine-month period ended March 31, 2025, are as follows:

Financing Transactions Accounting Adjustments

(aaa)	Represents an increase in interest expenses of $87 million related to the Debt Financing, with a 5.14% weighted average interest rate offset by the removal of interest expense of $11 million related to the Bridge Facility bridge commitment fee.

(bbb)	Represents a decrease in interest expense of $82 million on Berry’s debt that was repaid upon consummation of the Merger.

(ccc)	Represents a $26 million decrease to interest expense to remove the impact of Berry’s historical swaps that were settled prior to the Merger.

(ddd)	Represents a $5 million decrease in income tax expenses for the income tax impact of the Financing Transactions utilizing an estimated statutory rate of 25%. The estimated statutory rate is preliminary and could be different depending on post-acquisition activities, the geographical mix of income and changes in tax law.

Merger Transaction Accounting Adjustments

(eee)	Represents expenses related to fair-value adjustments, including $211 million of selling, general and administrative expense for intangible asset amortization.

(fff)	Represents a $28 million adjustment for the difference between Berry’s historical share-based compensation expense and the estimated share-based compensation expense related to replacement awards issued to continuing employees as part of the acquisition. The fair value of the replacement share-based awards, including stock options and restricted stock units, will be recognized ratably over post-combination expense service periods ranging from two to three years.

(ggg)	Represents a $38 million decrease in income tax expense for the income tax impact of pro forma adjustments included in the unaudited pro forma condensed combined statement of income (adjusted for non-deductible acquisition costs) utilizing an estimated blended statutory rate of approximately 21%. The estimated blended statutory rate is preliminary and could be different depending on post-acquisition activities, the geographical mix of income and changes in tax law.

6.	EARNINGS PER SHARE

Earnings per share represents the net earnings per share calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Merger and other related events, assuming such additional shares were outstanding since July 1, 2023. As the Merger and the Financing Transactions are being reflected as if they had occurred as of July 1, 2023, the calculation of weighted average shares outstanding for basic and diluted net income per share assumes the shares issued in connection with the Merger have been outstanding for the entire periods presented.

The computation of basic and diluted net income per share attributable to Amcor shareholders is as follows (in millions, except per share data):

	Pro forma period for the Nine Months Ended March 31, 2025		Pro forma period for the Year Ended June 30, 2024
Numerator:
Net income attributable to Amcor plc	$803		$764
Distributed and undistributed earnings attributable to shares to be repurchased	(1)		(3)
Net income available to ordinary shareholders of Amcor plc —basic and diluted	$802		$761
Denominator:
Weighted average ordinary shares outstanding
Historical weighted-average ordinary shares outstanding — basic	1,442		1,439
Incremental ordinary shares outstanding as if merger occurred on July 1, 2023	880		880
Weighted average ordinary shares outstanding — basic	2,322		2,319
Effect of dilutive shares	17	[1]	14	[2]
Weighted average ordinary shares outstanding — diluted	2,338		2,333
Net income per share:
Basic	$0.35		$0.33
Diluted	$0.34		$0.33

1 The effect of dilutive shares for the nine months ended March 31, 2025 consists of 3 million of existing dilutive shares and approximately 14 million of dilutive shares related to the conversion of Berry employees’ share-based awards to Amcor awards, respectively.

2 The effect of dilutive shares for the year ended June 30, 2024 consists of 2 million of existing dilutive shares and approximately 12 million of dilutive shares related to the conversion of Berry employees’ share-based awards to Amcor awards, respectively.